Exhibit 5.1

HUNTON & WILLIAMS LLP BANK OF AMERICA PLAZA SUITE 3500 101 SOUTH TRYON STREET CHARLOTTE, NORTH CAROLINA 28280 TEL 704 • 378 • 4700 FAX 704 • 378 • 4890

FILE NO: 54521.001012

December 22, 2005

First NLC Securitization, Inc.

1001 Nineteenth Street North

Arlington, VA 22209

Dear Sirs:

We have acted as counsel to First NLC Securitization, Inc., a Delaware corporation (the “Company”), in connection with the offering of the Mortgage-Backed Certificates, Series 2005-4 (the “Certificates”) issued by First NLC Trust 2005-4 (the “Trust”). A Registration Statement of the Company on Form S-3 relating to the Certificates (File No. 333-127919) (the “Registration Statement”) was filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and was declared effective on November 4, 2005. As set forth in the Prospectus dated November 4, 2005 (the “Base Prospectus”), as supplemented by the Prospectus Supplement dated December 20, 2005 (the “Prospectus Supplement”), the Certificates will be issued under and pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2005 (the “Pooling and Servicing Agreement”), by and among the Company, as depositor, First NLC Financial Services, LLC, as originator and as seller (the “Seller”), JPMorgan Chase Bank, National Association, as servicer, Wells Fargo Bank, National Association, as securities administrator and as master servicer, Ocwen Loan Servicing, LLC, as interim servicer, and HSBC Bank, National Association, as trustee (the “Trustee”).

The Certificates will evidence an interest in a pool of mortgage loans on residential properties (the “Mortgage Loans”) conveyed by the Company to the Trustee for the benefit of the holders of the Certificates, pursuant to the terms of the Pooling and Servicing Agreement.

In rendering the opinions expressed below, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering this opinion, including but not limited to the examination of (i) the Registration Statement, (ii) the Base Prospectus, (iii) the Prospectus Supplement and (iv) the form of the Pooling and Servicing Agreement.

First NLC Securitization, Inc.

December 22, 2005

On the basis of the foregoing, we are of the opinion that:

1. The Company is a corporation validly formed and existing under the laws of the State of Delaware.

2. The Pooling and Servicing Agreement has been duly and validly authorized by necessary action on the part of the Company and, when duly executed and delivered by the Company and each other party thereto, the Pooling and Servicing Agreement will constitute a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

3. The issuance of the Certificates has been duly authorized by all requisite action on the part of the Depositor and, when duly and validly issued, executed and authenticated in accordance with the provisions of the Pooling and Servicing Agreement and delivered to and paid for by the purchasers thereof, and upon the due execution and delivery of the Pooling and Servicing Agreement by the parties thereto, the Certificates will be legally and validly issued for adequate consideration and the holders of the Certificates will be entitled to the benefits provided by the Pooling and Servicing Agreement pursuant to which such Certificates were issued.

4. Based on the foregoing, we adopt and confirm that the legal conclusions contained in the Prospectus Supplement under the caption “Material Federal Income Tax Considerations” are our opinions as to the material federal income tax consequences associated with the purchase, ownership and disposition of the Certificates.

5. We also are of the opinion that, with respect to the issuance of the Certificates of a Trust for which one or more elections to be treated as a real estate mortgage investment conduit (“REMIC”) are to be made, if (i) the Company, the Trustee, and the other parties to the issuance transaction comply (without waiver) with all of the provisions of the Pooling and Servicing Agreement and certain other documents to be prepared and executed in connection with such transaction, (ii) the Certificates are issued and sold as described in the Registration Statement

First NLC Securitization, Inc.

December 22, 2005

and the Prospectus Supplement, and (iii) an election is properly made and filed for the Trust (or designated assets thereof) to be treated as one or more REMICs pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”), the Trust (or designated assets thereof) will qualify as one or more REMICs, and the Certificates relating to the Trust will be considered to be “regular interests” or the “residual interest” in a REMIC (as designated in the Prospectus Supplement) on the date of issuance thereof and thereafter, assuming continuing compliance with the REMIC provisions of the Code and any regulations thereunder.

The foregoing opinions are limited to matters of the laws of the United States of America and the State of Delaware. Our opinions with respect to matters of Delaware law are limited to the Delaware General Corporation Law (together with all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws). You should be aware that the above opinions represent our conclusions as to the application of existing law to the transaction described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

We hereby consent to the filing of this opinion. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP